FRP HOLDINGS, INC./NEWS

Contact:    John D. Baker III
            Chief Financial Officer                               904/858-9100

------------------------------------------------------------------------------

            FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS
          FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2019

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; March 4, 2020 -

Fourth Quarter Consolidated Results of Operations

Net income for the fourth quarter of 2019 was $2,453,000 or $.25 per share versus $706,000 or $.07 per share in the same period last year.

The fourth quarter of 2019 was impacted by the following items:

   * Federal and state tax refunds of $26 million were received including $302,000 of interest income. This refund impacted the balance sheet and cash flow statement but, apart from the interest income, had no impact on the income statement because the credit to current tax expense and charge to deferred tax expense net out.
   * Income tax expense was reduced $341,000 due to favorable state apportionment.
   * Operating expenses includes $463,000 professional fees for Anacostia legal fees for environmental recovery efforts.
   * We incurred $63,000 professional legal fees related to three new opportunity zone joint ventures.
   * Interest income includes $691,000 for Bryant Street and The Maren preferred interest.
   * Interest income includes $358,000 realized gain on bonds.
   * Loss on joint ventures includes $473,000 for our share of Bryant Street and The Maren preferred interest and $118,000 amortization of guarantee liability related to the Bryant Street loan.

The fourth quarter of 2018 included a $905,000 realized loss on the sale of bonds, $372,000 for the annual director stock grant and $100,000 for stock options granted to employees, $218,000 in professional fees related to the organization of the Bryant St. joint venture, $276,000 in due diligence costs on a potential purchase of raw land in Baltimore, $81,000 preferred interest on The Maren.

Fourth Quarter Segment Operating Results

Asset Management Segment:
------------------------

Most of the Asset Management Segment was reclassified to discontinued operations leaving two commercial properties as well as Cranberry Run, which we purchased in the first quarter of this year, and 1801 62nd Street which joined this segment on April 1. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space and at quarter end was 26.1% leased and occupied. 1801 62nd Street is our most recent spec building in Hollander Business Park and is our first warehouse with a 32-foot clear-height ceiling. We completed construction on this building earlier this year and it is now 100% leased and occupied. Total revenues in this segment were $457,000, down $135,000 or 22.8%, over the same period last year. Operating loss was $213,000, down $474,000 from an operating profit of $261,000 in the same quarter last year due to higher allocation of corporate expenses and increased operating expenses associated with the Cranberry Run acquisition in the first quarter and the addition of 1801 62nd Street to Asset Management in the second quarter.

Mining Royalty Lands Segment:
----------------------------

Total revenues in this segment were $2,274,000 versus $2,187,000 in the same period last year. Total operating profit in this segment was $2,039,000, an increase of $89,000 versus $1,950,000 in the same period last year. Among the reasons for this increase in revenue and operating profit is the contribution from our Ft. Myers quarry, the revenue from which, now that mining has begun in earnest, was nearly double the minimum royalty we have been receiving until recently.

Development Segment:
-------------------

The Development segment is responsible for (i) seeking out and identifying opportunistic purchases of income producing warehouse/office buildings, and
(ii) developing our non-income producing properties into income production.

With respect to ongoing projects:

   * PUD entitlements for our 118-acre tract in Hampstead, Maryland, now known as "Hampstead Overlook" are ongoing. Earlier this year, Hampstead Overlook received non-appealable rezoning from industrial to residential.
   * We finished shell building construction in December 2018 on the two office buildings in the first phase of our joint venture with St. John Properties. Shell building construction of the two retail buildings was completed in January 2019. We are now in the process of leasing these four single-story buildings totaling 100,030 square feet of office and retail space. At quarter end, Phase I was 44% leased and occupied.
   * We are the principal capital source of a residential development venture in Baltimore County, Maryland known as "Hyde Park." We have committed up to $3.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a "waterfall" determines the split of proceeds from sale. Entitlements for the development of the property are complete, a homebuilder is under contract to purchase all of the 126 recorded building lots, and settlement is expected in the second quarter of 2020.
   * We are the principal capital source of a residential development venture in Prince George's County, Maryland known as "Amber Ridge."
       We have committed up to $18.5 million in exchange for an interest rate of 10% and a preferred return of 20% after which a "waterfall" determines the split of proceeds from sale. Amber Ridge will hold
       190 town homes. We are currently pursuing entitlements and have two homebuilders under contract to purchase all 190 units upon completion of development infrastructure.
   * In April 2018, we began construction on Phase II of our RiverFront on the Anacostia project, now known as "The Maren." We expect to deliver the first units of the building in April 2020.
   * In December 2018, the Company entered into a joint venture agreement with MidAtlantic Realty Partners (MRP) for the development of the first phase of a multifamily, mixed-use development in northeast Washington, DC known as "Bryant Street." FRP contributed $32 million for common equity and another $23 million for preferred equity to the joint venture. Construction began in February 2019 and as of the end of the year was 46% complete. The project is currently on time, within budget, and expected to be complete in the fourth quarter of 2021.
       This project is located in an opportunity zone and has allowed us to defer $14.9 million in taxes associated with last year's asset sale.
   * In December 2019, the Company entered into a joint venture agreement with MRP for the development of a mixed-use project known as "1800 Half Street." The development is located in the Buzzard Point area of Washington, DC, less than half a mile downriver from Dock 79 and the Maren. It lies directly between our two acres on the Anacostia, currently under lease by Vulcan, and Audi Field, the home stadium of the DC United. The 10-story structure will have 344 apartments and 11,246 square feet of ground floor retail. FRP contributed
       $37.3 million in common equity. The project is a qualified opportunity zone investment and will defer just over $10 million in taxes associated with last year's asset sale.
   * In December 2019, the company entered into two joint ventures in Greenville, SC with a new partner, Woodfield Development.
       Woodfield specializes in Class-A multi-family, mixed use developments primarily in the Carolinas and DC. Our first joint venture with them is a 200-unit multifamily project known as "Riverside."
       FRP contributed $6.2 million in common equity for a 40% ownership interest. Construction is set to begin in the first quarter of 2020 and should be complete in the third quarter of 2021. The second joint venture in Greenville with Woodfield is a 227-unit multifamily development known as ".408 Jackson." It will have 4,700 square feet of retail and is located across the street from Greenville's minor league baseball stadium. FRP contributed $9.7 million in common equity for a 40% ownership interest. Construction is set to begin in the second quarter of 2020 and should be complete in the second quarter of 2022. Both projects are qualified opportunity investments and will defer a combined $4.3 million in taxes.

Stabilized Joint Venture Segment:
--------------------------------

Dock 79's average occupancy for the quarter was 95.11%, and at the end of the quarter, Dock 79 was 91.48% leased and 93.44% occupied. This quarter, 63.08% of expiring leases renewed with an average increase in rent on those renewals of 2.67%. Net Operating Income this quarter for this segment was $1,821,000, up $130,000 or 7.69% compared to the same quarter last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit garden-style apartment community known as Hickory Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet. Hickory Creek was constructed in 1984 and substantially renovated in 2016 and is located in Henrico County, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. Fourth quarter distributions were $83,000. The project is a qualified 1031 like-kind exchange investment and will defer $790,000 in taxes associated with the sales of 7030 Dorsey Road and 1502 Quarry Drive

Calendar Year 2019 Consolidated Results of Operations

Net income for 2019 was $16,177,000 or $1.63 per share versus $124,472,000 or $12.32 per share in the same period last year. Income from discontinued operations for 2019 was $6,856,000 or $.69 per share versus $122,129,000 or $12.09 per share in the same period last year. Income from continuing operations was impacted by the following items:

   * Federal and state tax refunds of $26 million were received including $302,000 of interest income. This refund impacted the balance sheet and cash flow statement but, apart from the interest income, had no impact on the income statement because the credit to current tax expense and charge to deferred tax expense net out.
   * Income tax expense was reduced $341,000 due to favorable state apportionment.
   * Operating expenses includes $627,000 professional fees for Anacostia legal fees for environmental recovery efforts.
   * We incurred $142,000 professional legal fees related to three new opportunity zone joint ventures.
   * Interest income includes $1,709,000 for Bryant Street and The Maren preferred interest.
   *   Interest income includes $949,000 realized gain on bonds.
   * Loss on joint ventures includes $1,232,000 for our share of Bryant Street and The Maren preferred interest and $373,000 amortization of guarantee liability related to the Bryant Street loan.

Calendar year 2018 income from continuing operations of $959,000 included $1,457,000 in stock compensation expense ($1,055,000 for the 2018 director stock grant and $402,000 for vesting of option grants from 2016 and 2017 due to the asset disposition).

Calendar Year 2019 Segment Operating Results

Asset Management Segment:
------------------------

Most of the Asset Management Segment was reclassified to discontinued operations leaving one recent industrial acquisition, Cranberry Run, which we purchased during the first quarter of this year, 1801 62nd Street which joined this business segment on April 1, and two commercial properties that remained after the sale this year of our office property at 7030 Dorsey Road. Cranberry Run is a five-building industrial park in Harford County, MD totaling 268,010 square feet of industrial/ flex space. We made substantial progress in 2019 on our plan to implement approximately $2 million in improvements in order to lease-up the property. An additional $1 million of capital is projected for future leasing costs bringing the total investment to approximately $9.5 million or $35 per square foot. 1801 62nd Street is our most recent spec building in Hollander Business Park and is our first warehouse with a 32-foot clear-height ceiling. We completed construction of this building earlier this year and it is 100% leased and occupied as of December 31, 2019. Total revenues in this segment were $2,190,000, down $119,000 or 5.2%, over the same period last year. Operating loss was ($450,000), down $1,348,000 from an operating profit of $898,000 in the same period last year due to higher allocation of corporate expenses, increased operating expenses associated with the Cranberry Run acquisition in the first quarter and the addition of 1801 62nd Street to Asset Management second quarter.

Mining Royalty Lands Segment:
----------------------------

Total revenues in this segment were $9,438,000 versus $8,139,000 in the same period last year. Total operating profit in this segment was $8,521,000, an increase of $1,231,000 versus $7,290,000 in the same period last year.
Among the reasons for this increase in revenue and operating profit is the contribution from our Ft. Myers quarry, the revenue from which, now that mining has begun in earnest, was more than double the minimum royalty we have been receiving until recently. Royalties were reduced by $115,000 due to a volumetric adjustment from the Manassas quarry.

Stabilized Joint Venture Segment:
--------------------------------

Average occupancy for 2019 at Dock 79 was 95.46%, and at the end of the year, Dock 79 was 91.48% leased and 93.44% occupied. Through 2019, 60.68% of expiring leases have renewed with an average increase in rent of 2.76%.
Net Operating Income for this segment was $7,167,000, up $629,000 or 9.62% compared to the same period last year, primarily due to substantial increases in NOI from our retail tenants compared to this period last year. Dock 79 is a joint venture between the Company and MRP, in which FRP Holdings, Inc. is the majority partner with 66% ownership.

In July 2019, the Company completed a like-kind exchange by reinvesting $6,000,000 into a Delaware Statutory Trust (DST) known as CS1031 Hickory Creek DST. The DST owns a 294-unit apartment community known as Hickory
Creek consisting of 19 three-story apartment buildings containing 273,940 rentable square feet. Hickory Creek was constructed in 1984 and substantially renovated in 2016. The property is eleven miles from downtown Richmond in Henrico County, Virginia. The Company is 26.649% beneficial owner and receives monthly distributions. Distributions in 2019 were $123,000.

Summary and Outlook

With the second quarter dispositions of our assets at 1502 Quarry Drive and 7030 Dorsey Road for $11.7 million and $8.85 million respectively, the Company continued and has nearly completed the liquidation of its "heritage" properties. Of the 43 buildings owned and operated by the Company at the start of 2018, all that remains is the Company's home office building in Sparks, MD and the vacant lot in Jacksonville still under lease to Vulcan that used to house Florida Rock Industries' home office. In the past year we added Cranberry Run and 1801 62nd Street to the Asset Management Segment. These additions, the former a value-add, opportunistic acquisition and the latter, an in-house development of one of the parcels remaining at Hollander Business Park, are indicative of the types of assets we intend to add periodically to this segment. But they should not be mistaken as the first steps on the road to rebuilding the kind of Asset Management segment we operated prior to last year's sale. We are no longer in the develop and hold business when it comes to industrial assets. Rather, we will develop buildings from our existing land bank and from new raw land purchases, or rehabilitate an existing industrial asset acquired at a discount with the aim of selling the fully leased buildings individually or in groups when the market dictates these actions.

This quarter marked the seventh consecutive quarter of increases in mining royalty revenue compared to the same period the year before and represents the segment's best year in terms of financial performance. Operating profit this year was higher than last year's revenue, which until this year was the highest revenue total in this segment's history. Had the year ended after the first three quarters, which is to say, had we collected no royalties whatsoever in the fourth quarter, this segment would still have experienced its third highest revenue total.

Construction remains on schedule for The Maren and Bryant Street, with the expectation of delivering the first units of The Maren in April 2020. While construction should be complete at Bryant St in 2021, the first residential units should be delivered by the end of 2020. These assets represent an investment of over $80 million and will more than triple the number of residential units and square feet of mixed use we have in our existing portfolio.

In the final days of 2019, we were able to put over $53 million to work in opportunity zone investments in Washington, DC and Greenville, SC. Though "Riverside" and ".408 Jackson" are a step outside of our traditional geographic footprint, we were impressed with Greenville and felt the growth potential of the market and the track record of our new partner warranted the investment. As to "1800 Half Street," what really attracted us to this deal, beyond investing in one of the best markets in the country, is the ability to augment our footprint in an area where we already planned to develop, with partners we know and trust, and the added benefit of investing in an opportunity zone. We think this investment will only further enhance and serve as a launching point for Square 664E when Vulcan's lease and option to renew finally runs out in 2026.

2019 was the second full year of having Dock 79 consolidated on to the Company's books, but the first in which we were fighting the headwinds of both new supply in the market and disruptions to our tenants caused by the construction of The Maren next door. That we renewed a higher percentage of tenants than we did in 2018 (60.68% vs. 58.40%) with a comparable percentage increase in rent (2.76% vs 3.29%), we believe is a powerful reminder of both the quality of the asset and the demand for waterfront real estate.

In light of the performance of the Mining Royalties Segment or Dock 79 or the transformation of our Asset Management Segment, one could look back at the twelve months with some degree of satisfaction. This was an excellent year for many of our assets-in some cases, the best year they've ever had. And yet the asset that looms largest in the minds of management-our substantial cash holdings-remains by and large unchanged and presents us with the same challenges we faced a year ago. We are actively pursuing different projects in which to put the money to use while remaining cautious and perhaps conservative in terms of the standard of quality of any project we consider. Our most recent opportunity zone investments in DC and South Carolina speak to that. But the $160 million that remains deserves a better home than fixed income, and so we are faced with a choice in investment philosophy: do we find a home for the money today that can generate a better return than investment-grade bonds, or do we sit pat and wait for something extraordinary? We opted for the latter, and the shareholder patience required to execute it has not gone unappreciated by management. Though our team is anxious to return your money to you in the form of new investments, the redeployment of our cash will be based on the amount of return we can generate rather than the amount of time that has passed since the asset sale.

To that end, we have been buying back shares of the Company when we believe it is underpriced. In 2019, the Company repurchased 169,251 shares at an average cost of $48.51 per share and had authorization to repurchase another $10,939,000 in stock.

Conference Call

The Company will host a conference call on Thursday, March 5, 2020 at 9:00 a.m. (EST). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-311-9406 (passcode 939063) within the United States. International callers may dial 1-334-323-7224 (passcode 939063). Computer audio live streaming is available via the Internet through the Company's website at www.frpholdings.com. You may also click on this link for the live streaming http://stream.conferenceamerica.com/frp030420. For the archived audio via the internet, click on the following link http://archive.conferenceamerica.com/archivestream/frp030420.mp3. If using the Company's website, click on the Investor Relations tab, then select the earnings conference stream. An audio replay will be available for sixty days following the conference call. To listen to the audio replay, dial toll free 1-877-919-4059, international callers dial 1-334-323-0140. The passcode of the audio replay is 36392907. Replay options: "1" begins playback, "4" rewind 30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate reinvestment opportunities for the proceeds from the Sale Transaction; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area demand for apartments in Washington D.C. and Richmond, Virginia; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants;
the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

                     FRP HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands except per share amounts)
                                (Unaudited)

                                 THREE MONTHS ENDED      TWELVE MONTHS ENDED
                                    DECEMBER 31,             DECEMBER 31
                                  2019        2018         2019        2018
                                  ----        ----         ----        ----
Revenues:
  Lease revenue               $  3,522       3,465       14,318      13,883
  Mining lands lease revenue     2,274       2,187        9,438       8,139
                                ------      ------       ------      ------
Total Revenues                   5,796       5,652       23,756      22,022

Cost of operations:
  Depreciation, depletion
    and amortization             1,465       1,548        5,855       7,898
  Operating expenses             1,390       1,334        4,134       4,285

   Environmental remediation         -           -            -        (465)
   Property taxes                  735         676        2,941       2,625
   Management company indirect     642         399        2,514       1,765
   Corporate expenses              628       1,042        2,556       3,952
                                ------      ------       ------      ------
Total cost of operations         4,860       4,999       18,000      20,060

Total operating profit             936         653        5,756       1,962

Net investment income,
  including realized gains
  (losses) of $358, ($905),
  $949 and ($1,195),
  respectively                   2,562         797        8,375       2,672
Interest expense                   (65)       (685)      (1,054)     (3,103)
Equity in loss of joint ventures  (672)        (52)      (1,954)        (88)
Gain (loss) on real estate
  investments                       (1)         43          661          40
                                ------      ------       ------      ------

Income from continuing
  operations before income
  taxes                          2,760         756       11,784       1,483
Provision for income taxes         433         255        2,962         524
                                ------      ------       ------      ------
Income from continuing
  operations                     2,327         501        8,822         959


Income from discontinued
  operations, net                    7          20        6,856     122,129

Net income                       2,334         521       15,678     123,088
Loss attributable to
  noncontrolling interest         (119)       (185)        (499)     (1,384)
                                ------      ------       ------      ------
Net income attributable to
  the Company                 $  2,453         706       16,177     124,472
                                ======      ======       ======      ======

Earnings per common share:
  Income from continuing
  operations-
    Basic                     $   0.24        0.05         0.89        0.10
    Diluted                   $   0.24        0.05         0.89        0.09
  Discontinued operations-
    Basic                     $   0.00        0.00         0.69       12.16
    Diluted                   $   0.00        0.00         0.69       12.09
  Net income attributable
  to the Company-
    Basic                     $   0.25        0.07         1.64       12.40
    Diluted                   $   0.25        0.07         1.63       12.32

Number of shares (in
thousands) used in computing:
  -basic earnings per
   common share                  9,823      10,049        9,883      10,040
  -diluted earnings per
   common share                  9,866      10,094        9,926      10,105

                     FRP HOLDINGS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
(Unaudited)           (In thousands, except share data)

                                               December 31    December 31
                                                  2019            2018
                                               -----------    -----------
Assets:
Real estate investments at cost:
Land                                           $    84,383         83,721
Buildings and improvements                         147,019        144,543
Projects under construction                          1,056          6,683
                                               -----------    -----------
  Total investments in properties                  232,458        234,947
Less accumulated depreciation and depletion         30,271         28,394
                                               -----------    -----------
  Net investments in properties                    202,187        206,553
                                               -----------    -----------

Real estate held for investment, at cost             8,380          7,167
Investments in joint ventures                      160,452         88,884
                                               -----------    -----------
Net real estate investments                        371,019        302,604
                                               -----------    -----------

Cash and cash equivalents                           26,607         22,547
Cash held in escrow                                    186            202
Accounts receivable, net                               546            564
Investments available for sale at fair value       137,867        165,212
Federal and state income taxes receivable                -          9,854
Unrealized rents                                       554             53
Deferred costs                                         890            773
Other assets                                           479            455
Assets of discontinued operations                        -          3,224
                                               -----------    -----------
Total assets                                   $   538,148        505,488
                                               ===========    ===========

Liabilities:
Secured notes payable                         $     88,925         88,789
Accounts payable and accrued liabilities             2,431          3,545
Other liabilities                                    1,978            100
Deferred revenue                                       790             27
Federal and state income taxes payable                 504              -
Deferred income taxes                               50,111         27,981
Deferred compensation                                1,436          1,450
Tenant security deposits                               328             53
Liabilities of discontinued operations                   -            288
                                               -----------    -----------
Total liabilities                                  146,503        122,233
                                               -----------    -----------

Commitments and contingencies

Equity:
Common stock, $.10 par value
25,000,000 shares authorized,
9,817,429 and 9,969,174 shares issued
and outstanding, respectively                          982            997
Capital in excess of par value                      57,705         58,004
Retained earnings                                  315,278        306,307
Accumulated other comprehensive income, net            923           (701)
                                               ----------    -----------
  Total shareholders' equity                       374,888        364,607
Noncontrolling interest MRP                         16,757         18,648
                                               -----------    -----------
  Total equity                                     391,645        383,255
                                               -----------    -----------
Total liabilities and shareholders' equity     $   538,148        505,488
                                               ===========    ===========

Asset Management Segment:
------------------------
                                               Three Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %        2018       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Lease revenue                              $    457    100.0%        592    100.0%       (135)   -22.8%

Depreciation, depletion and amortization        181     39.6%        135     22.8%         46     34.1%
Operating expenses                              158     34.6%        117     19.8%         41     35.0%
Property taxes                                   70     15.3%         42      7.1%         28     66.7%
Management company indirect                      85     18.6%         30      5.0%         55    183.3%
Corporate expense                               176     38.5%          7      1.2%        169   2414.3%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                              670    146.6%        331     55.9%        339    102.4%
                                           --------   -------   --------   -------   --------   -------

Operating profit                           $   (213)   -46.6%        261     44.1%       (474)  -181.6%

Mining Royalty Lands Segment:
----------------------------
                                               Three Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %        2018       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Mining lands lease revenue                 $  2,274    100.0%      2,187    100.0%         87      4.0%

Depreciation, depletion and amortization         47      2.1%         53      2.4%         (6)   -11.3%
Operating expenses                               24      1.0%         40      1.8%        (16)   -40.0%
Property taxes                                   68      3.0%         87      4.0%        (19)   -21.8%
Management company indirect                      50      2.2%          -      0.0%         50      0.0%
Corporate expense                                46      2.0%         57      2.6%        (11)   -19.3%
                                            --------   -------   --------   -------   --------   -------
Cost of operations                              235     10.3%        237     10.8%         (2)    -0.8%
                                           --------   -------   --------   -------   --------   -------
Operating profit                           $  2,039     89.7%      1,950     89.2%         89      4.6%
                                           ========   =======   ========   =======   ========   =======

Development Segment:
-------------------
                                               Three Months Ended December 31
                                           ----------------------------------------
(dollars in thousands)                         2019          2018         Change
                                           -----------   -----------   ------------
Lease revenue                              $       272           262             10

Depreciation, depletion and amortization            53            57             (4)
Operating expenses                                 522           580            (58)
Property taxes                                     308           269             39
Management company indirect                        459           314            145
Corporate expense                                  362           874           (512)
                                           -----------   -----------   ------------

Cost of operations                               1,704         2,094           (390)
                                           -----------   -----------   ------------

Operating loss                             $    (1,432)       (1,832)           400
                                           ===========   ===========   ============


Stabilized Joint Venture Segment:
--------------------------------
                                               Three Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %         2018        %       Change      %
                                           --------   -------   --------   -------   --------   -------
Lease revenue                              $  2,793    100.0%      2,611    100.0%        182      7.0%

Depreciation, depletion and amortization      1,184     42.4%      1,303     49.9%       (119)    -9.1%
Operating expenses                              686     24.6%        597     22.9%         89     14.9%
Property taxes                                  289     10.3%        278     10.6%         11      4.0%
Management company indirect                      48      1.7%         55      2.1%         (7)   -12.7%
Corporate expense                                44      1.6%        104      4.0%        (60)   -57.7%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                            2,251     80.6%      2,337     89.5%        (86)    -3.7%
                                           --------   -------   --------   -------   --------   -------
Operating profit                           $    542     19.4%        274     10.5%        268     97.8%
                                           ========   =======   ========   =======   ========   =======
Asset Management Segment:
------------------------
                                               Twelve Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %        2018       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Lease revenue                              $  2,190    100.0%      2,309    100.0%       (119)    -5.2%

Depreciation, depletion and amortization        708     32.3%        540     23.4%        168     31.1%
Operating expenses                              650     29.7%        452     19.6%        198     43.8%
Property taxes                                  286     13.0%        164      7.1%        122     74.4%
Management company indirect                     350     16.0%        102      4.4%        248    243.1%
Corporate expense                               646     29.5%        153      6.6%        493    322.2%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                            2,640    120.5%      1,411     61.1%      1,229     87.1%
                                           --------   -------   --------   -------   --------   -------

Operating profit                           $   (450)   -20.5%        898     38.9%     (1,348)  -150.1%
                                           ========   =======   ========   =======   ========   =======

Mining Royalty Lands Segment:
----------------------------
                                               Twelve Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %        2018       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Mining lands lease revenue                 $  9,438    100.0%      8,139    100.0%      1,299     16.0%

Depreciation, depletion and amortization        177      1.9%        198      2.4%        (21)   -10.6%
Operating expenses                               99      1.0%        168      2.1%        (69)   -41.1%
Property taxes                                  271      2.9%        269      3.3%          2      0.7%
Management company indirect                     201      2.1%          -      0.0%        201      0.0%
Corporate expense                               169      1.8%        214      2.6%        (45)   -21.0%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                              917      9.7%        849     10.4%         68      8.0%
                                           --------   -------   --------   -------   --------   -------

Operating profit                           $  8,521     90.3%      7,290     89.6%      1,231     16.9%
                                           ========   =======   ========   =======   ========   =======


Development Segment:
-------------------
                                                      Twelve Months Ended
                                           ----------------------------------------
(dollars in thousands)                         2019          2018         Change
                                           -----------   -----------   ------------
Lease revenue                              $     1,164         1,206            (42)

Depreciation, depletion and amortization           214           228            (14)
Operating expenses                                 768         1,198           (430)
Environmental remediation                            -          (465)           465
Property taxes                                   1,226         1,037            189
Management company indirect                      1,773         1,312            461
Corporate expense                                1,581         1,984           (403)
                                           -----------   -----------   ------------

Cost of operations                               5,562         5,294            268
                                           -----------   -----------   ------------

Operating loss                             $    (4,398)       (4,088)          (310)
                                           ===========   ===========   ============

Stabilized Joint Venture Segment:
--------------------------------
                                               Twelve Months Ended December 31
                                           ---------------------------------------
(dollars in thousands)                       2019       %        2018       %       Change      %
                                           --------   -------   --------   -------   --------   -------
Lease revenue                              $ 10,964    100.0%     10,368    100.0%        596      5.7%

Depreciation, depletion and amortization      4,756     43.4%      6,932     66.9%     (2,176)   -31.4%
Operating expenses                            2,617     23.9%      2,467     23.8%        150      6.1%
Property taxes                                1,158     10.6%      1,155     11.1%          3      0.3%
Management company indirect                     190      1.7%        351      3.4%       (161)   -45.9%
Corporate expense                               160      1.4%        393      3.8%       (233)   -59.3%
                                           --------   -------   --------   -------   --------   -------

Cost of operations                            8,881     81.0%     11,298    109.0%     (2,417)   -21.4%
                                           --------   -------   --------   -------   --------   -------

Operating profit                           $  2,083     19.0%       (930)    -9.0%      3,013   -324.0%
                                           ========   =======   ========   =======   ========   =======


Discontinued Operations:
-----------------------
                                    Three months ended       Twelve months ended
                                       December 31,              December 31,
                                     2019       2018         2019       2018
                                    ------     ------       ------     ------
Lease Revenue                            -        222          460     12,098
Cost of operations:
Depreciation, depletion
  and amortization                       -         30           17      3,161
Operating expenses                       2         48          248      1,742
Property taxes                          (5)        20           41      1,286
Management company indirect              -          -            -      1,360
Corporate expenses                       -          4            -      1,462
                                 ---------     ------      -------     ------
Total cost of operations                (3)       102          306      9,011

Total operating profit                   3        120          154      3,087

Interest expense                         -          -            -       (587)
Gain (loss) on sale of buildings         6        (92)       9,244    164,915
                                 ---------     ------      -------     ------

Income before income taxes               9         28        9,398    167,415
Provision for income taxes               2          8        2,542     45,286
                                 ---------     ------      -------     ------

Income (loss) from
  discontinued operations        $       7         20        6,856    122,129
                                 =========     ======      =======    =======

Earnings per common share:
  Income (loss) from
  discontinued operations-
    Basic                             0.00       0.00         0.69      12.16
    Diluted                           0.00       0.00         0.69      12.09

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.
The non-GAAP financial measure included in this quarterly report is net operating income (NOI). FRP uses this non-GAAP financial measure to analyze its continuing operations and to monitor, assess, and identify meaningful trends in its operating and financial performance. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Net Operating Income Reconciliation
Twelve months ended 12/31/19 (in thousands)
                                                                       Stabilized
                                              Asset                         Joint         Mining    Unallocated            FRP
                                         Management    Development        Venture      Royalties      Corporate       Holdings
                                            Segment        Segment        Segment        Segment       Expenses         Totals
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income (loss) from continuing operations         63         (2,988)           736          6,277          4,734          8,822
Income Tax Allocation                            23         (1,108)           458          2,327          1,262          2,962
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income (loss) from continuing
  operations before income taxes                 86         (4,096)         1,194          8,604          5,996         11,784

Less:
  Gains on sale of buildings                    536              -              -            125              -            661
  Unrealized rents                                5              -             22              -              -             27
  Interest income                                 -          2,337              -              -          6,038          8,375
  Equity in gain of Joint Venture                 -              -            123              -              -             123
Plus:
  Unrealized rents                                -              -              -            123              -             123
  Equity in loss of Joint Venture                 -          2,035              -             42              -           2,077
  Interest Expense                                -              -          1,012              -             42           1,054
  Depreciation/Amortization                     708            214          4,756            177              -           5,855
  Management Co. Indirect                       350          1,773            190            201              -           2,514
  Allocated Corporate Expenses                  646          1,581            160            169              -           2,556
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net Operating Income (loss)                   1,249           (830)         7,167          9,191              -          16,777


Net Operating Income Reconciliation
Twelve months ended 12/31/18 (in thousands)
                                                                       Stabilized
                                              Asset                         Joint         Mining    Unallocated            FRP
                                         Management    Development        Venture      Royalties      Corporate       Holdings
                                            Segment        Segment        Segment        Segment       Expenses         Totals
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income (loss) from continuing operations      2,282         (2,844)        (3,316)         5,305           (468)           959
Income Tax Allocation                           847         (1,054)          (717)         1,967           (519)           524
                                         ----------     ----------     ----------     ----------     ----------     ----------
Income(loss) from continuing
  operations before income taxes              3,129         (3,898)        (4,033)         7,272           (987)         1,483

Less:
  Gains on investment land sold                   -              -              -             43              -             43
  Unrealized rents                                -              -            208              -              -            208
  Interest income                             2,231            220              -              -            221          2,672
Plus:
  Unrealized rents                               16              -              -            494              -            510
  Loss on investment land sold                    -              3              -              -              -              3
  Equity in loss of Joint Venture                 -             27              -             61              -             88
  Interest Expense                                -              -          3,103              -              -          3,103
  Depreciation/Amortization                     540            228          6,932            198              -          7,898
  Management Co. Indirect                       102          1,312            351              -              -          1,765
  Allocated Corporate Expenses                  153          1,984            393            214          1,208          3,952
                                         ----------     ----------     ----------     ----------     ----------     ----------

Net Operating Income                          1,709           (564)         6,538          8,196              -         15,879
